EXHIBIT 3(d)

RED OAK CAPITAL INTERMEDIATE INCOME FUND, LLC

6.75% Senior Secured Bonds

CUSIP No. [●]

ISIN No. [●]

No. [●]

RED OAK CAPITAL INTERMEDIATE INCOME FUND, LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to _______, or its registered assigns, the principal sum of up to $[●], as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in the Bonds attached hereto, on the Maturity Date (as defined herein).

Interest Payment Dates: Quarterly payments commencing ______, 20__ and occurring on each January 25th, April 25th, July 25th and October 25th thereafter until the Bonds are no longer outstanding. The initial interest payment for all Bonds shall be prorated to include interest accrued from the date of issuance through the end of the fiscal quarter immediately preceding such Interest Payment Date.

Record Dates: The last day of each fiscal quarter pertaining to an Interest Accrual Period (as defined in the Indenture).

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: ______, 2024

RED OAK CAPITAL INTERMEDIATE INCOME FUND, LLC,
a Delaware limited liability company

By:
Name:
Its:	Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bonds are the 6.75% Senior Secured Bonds described in the within-mentioned Indenture.

Dated: ______, 2024.

UMB Bank, N.A., as Trustee,

By:
Name:
Its:	Authorized Signatory

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SCHEDULE OF EXCHANGES OF BONDS

The following exchanges of a part of this Certificate for an interest in another certificate or exchanges of a part of another certificate for an interest in this Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Certificate	Amount of Increase in Principal Amount of this Certificate	Principal Amount of this Certificate Following such Decrease (or Increase)	Signature of Authorized Officer or Trustee of Registrar

(Reverse of Bond)

6.75% Senior Secured Bonds

This Bond has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and this Bond may not be offered, sold, pledged or otherwise transferred except pursuant to an effective Registration Statement or in accordance with an applicable exemption from the registration requirements of the Securities Act (subject to the delivery of such evidence required pursuant to the terms of this Bond) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

This Certificate is governed by that certain indenture by and between UMB Bank, N.A. (the “Trustee”) and the Company, dated as of ______, 2024 (the “Indenture”), as amended or supplemented from time to time, relating to the offer of $75,000,000 of Series A, B, C, D, E & F) bonds (collectively, the “Bonds”) of the Company. The Series A, B, C and D Bonds bear interest at a rate equal to 6.0% per year, which increases to 6.75% upon a renewal, and the Series E and F Bonds bear interest at a rate equal to 6.75% per year, which remains unchanged upon renewal. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. The Company promises to pay interest on the principal amount of Series A, B, C & D Bonds at 6.0% per annum from the date of issuance, up to but not including _____________(the “Maturity Date”) subject: (y) to the Company’s ability to extend the Maturity Date for an additional six months in its sole and absolute discretion by providing written notice of such extension after the Repayment Election and at least 60 days prior to the Maturity Date and (z) any renewal of the Bonds as prescribed in the Indenture. Any such renewal of a Bond will be for a term of two years, and the Company will pay interest on the outstanding principal amount of Series A, B, C & D Bonds at 6.75% per annum from the date of renewal. The Company promises to pay interest on the principal amount of Series E & F Bonds at 6.75% per annum from the date of issuance and the interest rate remains at 6.75% from the date of renewal. The Company will pay interest due on the Bonds on the Interest Payment Dates. Interest on the Bonds will accrue from the most recent date interest has been paid or, if no interest has been paid, from the date of issuance. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

SECTION 2. Method of Payment. The Company will pay interest on the Bonds to the Persons who are registered Holders at the close of business on Record Date, even if such Bonds are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to Defaulted Interest. The Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, interest and other amounts due on the Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the Bond Register. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

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SECTION 3. Paying Agent and Registrar. Initially, UMB Bank, N.A. will act as paying agent and registrar. The Company may change the paying agent or registrar without notice to any Holder. Except as provided in the Indenture, the Company or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Company issued the Bonds under the Indenture. The terms of the Bonds include those stated in the Indenture for a complete description of the terms of the Bonds. The Bonds are subject to all such terms, and Holders are referred to the Indenture. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. We may redeem the Bonds, in whole or in part, without penalty within six months of the Maturity Date. If the Bonds are renewed for an additional term, we may redeem the Bonds at any time during such renewal period. Any redemption of a Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If we plan to redeem the Bonds, we will give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each such Holder’s address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Except as set forth in this Section 5, or pursuant to Section 3.04 of the Indenture, the Bonds may not be redeemed by the Company.

SECTION 6. Redemption at Option of Holder.

(a) Beginning 90 days from the issuance date of the applicable Bond and continuing through the Maturity Date, the holders of the Bonds will have the right to request the Company to redeem all or any portion of the holder’s Bonds.  To effect a redemption, the applicable holder (the “Redeeming Holder”) must submit a written request to the Company, with a copy to the Trustee, for the redemption of all or a portion of its Bonds (a “Redemption Request”).  All redemptions under this Section 6 will be subject to acceptance by the Company at the sole discretion of the Company’s Manager.   Interest will accrue on any Bond redeemed hereunder until the effective date of redemption of such Bond (the “Redemption Date”).  The Redemption Date for Bonds accepted for redemption shall be the last day of the quarterly period during which the Company provides notice of acceptance of a Redemption Request to the holder of the Bonds to be redeemed. No later than 90 days following the Company’s actual receipt of the applicable Redemption Request, the Company shall either (i) provide notice of the Redemption Date to the holder of the Bonds or (ii) inform the Bondholder that their redemption request is deferred until accepted by the Company’s Manager. To revoke a redemption request after receiving notice from the Company that the request has been deferred, holders of the Bonds shall have 20 days to provide written notice to the Company. Redemptions will be effected by payment of the applicable Redemption Price (as defined below) on a date no later than the Interest Payment Date immediately following the Redemption Date, as further described below. Any Bond not accepted for redemption will continue to be outstanding and accrue interest pursuant to its terms.

(b) For purposes of this Section 6, the capitalized terms set forth below shall have the definitions herein ascribed to them:

“Redemption Price” shall mean, per Bond: for Redemption Requests accepted by the Company’s Manager and received on or after 90 days from the issuance date of such Bond, $1,000.00, plus accrued but unpaid interest, less an amount equal to one-third of the aggregate amount of interest accrued on the Bond up to the Redemption Date (the “Clawback”). If the Bond being redeemed has been renewed, then the amount of the Clawback shall be based solely upon the aggregate interest accrued during the applicable renewal term.

(c)  No later than (90) ninety days following its receipt of a Redemption Request, the Company shall mail a notice to the Redeeming Holder notifying such holder whether its Bonds are to be redeemed. The notice shall state that it is a notice of redemption, identify the Bonds to be liquidated and shall state:

(1) the Redemption Date;

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(2) the name and address of the Paying Agent; and

(3) that if the Bonds to be redeemed have been issued in certificated form, (other than in respect of a global certificate issued to a Depositary), such certificate(s) must be surrendered to the Paying Agent to collect the redemption price.

(d) Within 25 days following the Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company or any Affiliate is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of all Bonds to be redeemed on that date.  Unless the Company shall default in the payment of the Redemption Price on the Bonds to be redeemed, Interest on such Bonds shall cease to accrue after the Redemption Date.

(e)  Except as set forth in this Section 6 and Section 7 below, and Section 3.04 of the Indenture, the Company shall not be required to make mandatory redemptions with respect to the Bonds.

SECTION 7. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control Repurchase Event, and subject to certain conditions set forth in the Indenture, the Company will be required to offer to purchase all of the outstanding Bonds. We must offer to repurchase the Bonds at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus (i) 1.02 times the then outstanding principal amount of the Bonds if such Bonds are at least four years from the Maturity Date; (ii) 1.015 times the then outstanding principal amount of the Bonds if such Bonds are at least three years, but no more than four years, from the Maturity Date; (iii) 1.01 times the then outstanding principal amount of the Bonds if such Bonds are at least two years, but no more than three years, from the Maturity Date; and (iv) the then outstanding principal amount of the Bonds if no more than two years from the Maturity Date.

(b) The Company will repurchase any Bonds pursuant to Section 3.04 of the Indenture at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus the then outstanding principal amount such Bonds.

SECTION 8. Denominations, Transfer Exchange. The Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Bonds may be registered and Bonds may be exchanged as provided in the Indenture. The Bond Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Bond Registrar are not required to transfer or exchange any Bond selected for redemption. Also, the Company and the Bond Registrar are not required to transfer or exchange any Bonds for a period of 15 days before a selection of Bonds to be redeemed.

SECTION 9. Persons Deemed Owners. The registered Holder of a Bond may be treated as its owner for all purposes.

SECTION 10. Amendment, Supplement and Waiver. Any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority of the Bonds then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Bonds as provided in the Indenture.

SECTION 11. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority of the then outstanding Bonds may declare the principal of, premium, if any, and accrued interest on the Bonds to be due and payable immediately in accordance with the provisions of Section 6.01. Holders of Bonds may not enforce the Indenture or the Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, Holders of a majority of the then outstanding Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Bonds notice of any continuing Default if it determines that withholding notice is in their best interest in accordance with Section 7.02. The Holders of a majority of the Bonds then outstanding by notice to the Trustee may on behalf of the Holders of all of the Bonds waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond as specified in Section 6.01(a)(1) and (2).

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SECTION 12. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article IV of the Indenture.

SECTION 13. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Bonds.

SECTION 14. Authentication. This Certificate shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 15. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 16. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP and ISIN numbers, if any, to be printed on this Certificate and the Trustee may use the CUSIP or ISIN numbers in notices of redemption as a convenience to Bondholders. No representation is made as to the accuracy of such numbers either as printed on this Certificate or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 17. Registered Form. The Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 18. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware.

The Company will furnish to any Bondholder upon written request and without charge a copy of the Indenture.

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